Filed Pursuant to Rule 424(b)(3)
Registration No. 333-172952
PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED MARCH 29, 2011

SITEL, LLC
Sitel Finance Corp.
Offer to Exchange
Up to $300,000,000 aggregate principal amount
of our 11.5% Senior Notes due 2018
(which we refer to as Exchange Notes)
and the guarantees thereof which have been registered
under the Securities Act of 1933, as amended,
for all of our outstanding unregistered
11.5% Senior Notes due 2018 issued on March 18, 2010
(which we refer to as Senior Notes)
and the guarantees thereof.

This prospectus supplement supplements the information previously provided in the prospectus dated March 29, 2011 (including any supplements thereto, the “Prospectus”) with respect to our offer to exchange new registered 11.5% Senior Notes due 2018 for all of our outstanding unregistered 11.5% Senior Notes due 2018. This prospectus supplement includes our attached Current Report on Form 8-K, as filed with the Securities and Exchange Commission on April 29, 2011. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

See “Risk Factors” beginning on page 18 of the Prospectus for a discussion of certain risks you should consider before participating in the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 29, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 29, 2011
SITEL Worldwide Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-172952 (Commission file number)	16-1556476 (IRS employer identification number)

3102 West End Avenue Two American Center, Suite 1000 Nashville, Tennessee 37203 (Address of principal executive offices)	37203 (Zip Code)
(615) 301-7100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On April 29, 2011, SITEL Worldwide Corporation issued a press release announcing a conference call to discuss financial results for the period ended December 31, 2010, a copy of which is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release dated April 29, 2011.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SITEL Worldwide Corporation (Registrant)
By:	/s/ David Beckman
	Name:	David Beckman
	Title:	Secretary

Date: April 29, 2011

Exhibit Number	Exhibit Description
99.1	Press Release dated April 29, 2011.

Exhibit 99.1

Company Contact:	Media Contact:	Investor Relations:
David Beckman	Amit Shankardass	Raj Venkaty
Global Chief Legal Officer & Secretary	SITEL Worldwide Corporation	SITEL Worldwide Corporation
SITEL Worldwide Corporation	+1 877.95.Sitel	+1 877.95.Sitel
+1 877.95.Sitel	amit.shankardass@sitel.com	raj.venkaty@sitel.com
david.beckman@sitel.com
SITEL WORLDWIDE CORPORATION ANNOUNCES CONFERENCE CALL TO DISCUSS 2010 RESULTS
Nashville, Tennessee — April 29, 2011 — SITEL Worldwide Corporation (“SITEL Worldwide”) today announced that it will host a conference call to discuss its results for the period ended December 31, 2010 on May 2, 2011 at 12:00 p.m. Eastern Time. Analysts and institutional investors may participate in the Q&A session by dialing toll free 888-510-1783 in the U.S and Canada and caller paid toll 719-457-2656 outside of the U.S. and Canada. The passcode for the call is 3602716. Members of the media and the public are invited to attend in a listen-only mode. Rebroadcast information is available at http://www.sitel.com/IR. The accompanying presentation slides will be available at http://www.sitel.com/IR.
Forward-Looking Statements:
Statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding the proposed exchange offer for the notes. These forward-looking statements are made only as of the date of this press release and are based on SITEL Worldwide’s current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include market conditions and other factors which may impact issuance of the notes. SITEL Worldwide undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, other than as required by law.

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